Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Research Solutions, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated September 8, 2015, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2015 and 2014 and for the years then ended which appear in Research Solutions Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the Securities and Exchange Commission on September 8, 2015. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Los Angeles, California

July 22, 2016